ACTION BY WRITTEN CONSENT OF MAJORITY STOCKHOLDER OF MUSIC LICENSING INC.

The undersigned, being the holder of not less than 80% of the outstanding voting capital stock of Music Licensing Inc, a Nevada corporation, by is signature below, hereby adopts the following resolutions on behalf of this corporation, pursuant to the Nevada Revised Statutes, for the purpose of amending the Amended and Restated Articles of Incorporation of this corporation:

1. AMENDMENT OF AMENDED AND RESTATED ARTICLES OF INCORPORATION.

WHEREAS, this corporation has previously Amended and Restated its Articles of Incorporation, to include, *inter alia*, a 1:500,000 reverse split of its common stock, which provided for the following treatment of fractional share interests resulting from the reverse split: "one whole share of New Common Stock in lieu of any fractional share created as a result of such Reverse Stock Split" (the "Treatment");

WHEREAS, it is hereby deemed to be advisable and in the best interests of this corporation and its stockholders to modify the Treatment to provide a cash payment in lieu of a round-up of resulting fractional shares;

WHEREAS, such a modification would require an amendment to this corporation's Amended and Restated Articles of Incorporation;

NOW, THEREFORE, BE IT RESOLVED, that, upon approval of the Board of Directors of this corporation, Section 2(b) of the current, as-filed Amended and Restated Articles of Incorporation shall be amended and restated in the form attached as Exhibit A hereto.

2. OMNIBUS RESOLUTIONS.

RESOLVED FURTHER, that the officers of this corporation are, and each acting alone is, hereby authorized to do and perform any and all such acts, including execution of any and all documents and certificates, as said officers shall deem necessary or advisable, to carry out the purposes of the foregoing resolutions.

RESOLVED FURTHER, that any actions taken by such officers prior to the date of the foregoing resolutions adopted hereby that are within the authority conferred thereby are hereby ratified, confirmed, and approved as the acts and deeds of this corporation.

This written consent shall be filed in the Minute Book of this corporation and become a part of the records of this corporation. This written consent is dated as of the date on which the undersigned has affixed its signature hereto.

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JAKE P. NOCH
Holder of one share of Series J Preferred Stock
and additional shares of Common Stock